CONFIDENTIAL

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding, made as of the 21st day of June, 2012, by and between FORWARD INDUSTRIES, INC. a New York corporation (hereafter referred to as “Forward”), having an address at 3110 Main Street, Suite 400, Santa Monica, CA 90405 and G-Form, LLC, a Rhode Island limited liability company (hereinafter referred to as “G-Form”) having an address at 1 Davol Square, Providence, RI 02903.

WHEREAS, Forward has established a global retail distribution infrastructure in the consumer electronics accessories market; and

WHEREAS, G-Form has developed a line of consumer electronic accessory products incorporating proprietary technology for retail distribution; and

WHEREAS, Forward desires to (1) exit its retail business entirely within sixty (60) days from the date of this Memorandum of Understanding, (2) sell off its inventory on hand and on order in an amount equal to or greater than its book value, and (3) reduce or eliminate its severance obligations with regard to certain of its employees; and G-Form desires to expand and enhance its distribution capability by (1) potentially hiring certain of Forward’s employees, (2) leveraging Forward’s vendor of record status to immediately facilitate distribution of its products with Best Buy, and (3) purchasing certain remaining “G-Form” inventories from Forward and (4) continuing to service sales channels that have been established; the parties desire to enter into this Memorandum of Understanding, subject to all of the terms and conditions set forth herein; and

WHEREAS, the parties desire to terminate their previous Memorandum of Understanding dated as of August 26, 2011 (the “Prior MOU”).

NOW, THEREFORE, the parties hereto, in consideration of the foregoing and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by this Memorandum of Understanding, agree as follows:

1.      EMEA Personnel

  Subject to the provisos and conditions contained in this Section 1, after execution of this Memorandum of Understanding, and during the period between such execution and July 15, 2012, G-Form shall use commercially reasonable efforts to offer employment, intended to commence on July 31, 2012 to the following individuals (the “EMEA Personnel”),

  Astrid Immerz

  Patrick Kastelic

  Andreas Wagner

  Robert Gebicki

  Radek Bilski

  Ripunjay Gajjar

  Brian Johnson

  Tara McLoughlin

  Pete Morley

  Eshi Jerome

  A.R. Prasanna

  Dmitry Brilliantov

  The terms of any such offer shall be in G-Form’s sole discretion and neither the individuals nor G-Form shall be under any obligation to enter into an employment relationship, nor shall there be any obligation or liability to Forward on the part of either G-Form or the EMEA Personnel in connection with any such offer or any such eventual employment (except for the document preparation assistance described in Section 1d. below); provided that the base compensation and reasonable automobile allowances offered to the EMEA Personnel shall be commensurate with the amounts that Forward has represented to G-Form that it is currently paying to such individuals.  The parties acknowledge that all other elements of such compensation including, without limitation, benefits, potential severance and non-monetary items offered will be at the discretion of G-Form and may or may not be commensurate with what the EMEA Personnel are currently receiving from Forward.

  Under no circumstances shall G-Form be responsible for any remuneration, benefits, severance or other compensation of any kind related to the EMEA Personnel or any other former employee of Forward in connection with their employment with Forward and/or the cessation of their employment with Forward; provided, however, that G-Form will reimburse Forward for the base salary paid and cost of standard benefits and reasonable automobile allowances provided to such employee for the period between July 1, 2012 and July 31, 2012 in connection with EMEA Personnel who accept employment with G-Form and who remain employed by Forward during the entire period between July 1, 2012 and July 31, 2012.  Such reimbursement shall not include commissions, bonuses, severance or other monetary or non-monetary compensation of any kind.

  Prior to entering into an employment relationship with any of the EMEA Personnel, G-Form will require receipt of a document, in a form reasonably acceptable to G-Form, executed by the applicable EMEA Personnel individual and Forward evidencing that both of such parties acknowledge that neither of them owes any continuing obligation, monetary or otherwise, to the other party and that the individual EMEA Personnel is free to enter into an employment relationship with G-Form, and G-Form is free to enter into an employment relationship with the individual EMEA Personnel without any obligation or liability to Forward or to the individual EMEA Personnel (other than the employment parameters agreed upon by the individual and G-Form in connection with the individual’s subsequent employment with G-Form).  For a period of two (2) years after execution of this Memorandum of Understanding, G-Form will not offer employment to any individual EMEA Personnel who has not provided such documentation to G-Form.

  To the extent that there is any gross profit remaining on the sale of Forward’s inventory after Forward has awarded discretionary bonuses to the EMEA Personnel, such remaining gross profit shall be credited to G-Form as an offset to the July, 2012 EMEA Personnel reimbursement describe in Section 1.d. above.

  Forward hereby indemnifies and holds harmless G-Form, its directors, officers, employees, members, representatives and agents from any and all claims, liabilities and expenses (including reasonable attorneys’ fees) in connection with Forward’s employment of the EMEA Personnel or any other former employee of Forward and/or with the cessation of such individuals’ employment with Forward and/or from any claim Forward may allege in connection with the hiring of such individuals by G-Form.  G-Form shall be responsible for any other of its own legal and other costs necessary to extend offers of employment to the EMEA Personnel.

  In the event that G-Form enters into an employment relationship with any of the EMEA Personnel, the parties agree to work together to ensure a successful transition of such employees from Forward to G-Form; provided that any such transition shall not include the assumption by G-Form of any liabilities, obligations or expenses owed by Forward to the EMEA Personnel other than that described in Section 1.d. above.

  Forward shall issue a “letter of no objection” and/or other documents required for G-Form to make its own application for a license in UAE and shall assist with any other documents with respect to G-Form offering employment to Eshi Jerome and Prasanna A.R.  To the extent that it is legally and commercially practical to transfer Forward’s currently licensed leased premises in JAFZA to G-Form together with any necessary and appropriate documentation in connection therewith, G-Form will assume the costs associated with such transfer and resulting occupancy up to a maximum of twelve (12) months and a maximum expense of two thousand five hundred United States dollars ($2,700) per month during such 12-month period.  G-Form will have no other responsibility with respect to payment of Forward’s occupancy obligations or any obligations with respect to Forward’s JAFZA office.

2.      EMEA Inventory

  Within five (5) business days of signing this MOU, G-Form and Forward shall use commercially reasonable efforts to agree on quantities of G-Form products of which Forward has in inventory (“Forward G-Form Inventory”).  Upon such agreement, G-Form will issue a purchase order to Forward to purchase all of Forward’s inventory of G-Form branded products at a price equal to Forward’s acquisition cost from G-Form of such inventory.  To the extent that such inventory is not in G-Form original packaging, Forward shall be responsible for all costs to repackage the inventory into G-Form packaging.  It is estimated that the value of Forward G-Form Inventory on hand as of May 31st was approximately three hundred sixty thousand United States dollars (U.S. $360,000)) minus any of the above repackaging costs. The payment for this Forward G-Form Inventory will be made by G-Form to Forward within sixty (60) days after delivery of the inventory to G-Form.

  From the period from the signing of this Memorandum of Understanding through July 31, 2012 the parties anticipate that Forward, utilizing the EMEA Personnel who are still employed by Forward, and with reasonable consultation assistance from G-Form if requested by Forward, shall exercise its commercially reasonable efforts to selling Forward’s inventory on hand and on order with its suppliers.  Forward may at its discretion offer any sales commissions and bonus to the EMEA Personnel still under its employ during this time to incentivize these sales.  G-Form shall have no obligation or liability in connection with any such incentives.

  Forward represents that within sixty (60) days after execution of this Memorandum of Understanding, Forward shall execute a hard shut down of its EMEA retail business and any remaining Forward Inventory, with the exception of any Forward inventory of G-Form products described in Section 2a above, will remain the property of Forward to be disposed of in any manner Forward chooses.  G-Form will have no obligation to purchase any Forward inventory unless by separate mutual agreement.

3.      US Inventory and Best Buy Arrangement

  Upon execution of this Memorandum of Understanding, G-Form and Forward shall exercise commercially reasonable efforts to enable G-Form to achieve vendor of record status with Best Buy with a goal of achieving such status within forty-five (45) days.

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  Following execution of this Memorandum of Understanding, Forward agrees that it will cooperate with G-Form to invoice Best Buy for shipments of G-Form products sold to Best Buy with Forward as the Vendor Of Record.  Forward will use commercially reasonable efforts to assign payment for such shipments directly to G-Form and will instruct Best Buy to remit payment directly to G-Form.  In the event that despite such efforts and such instructions, Forward receives any payments from Best Buy in connection with G-Form products, Forward shall remit to G-Form the full gross amount of all receipts it receives from Best Buy (less a five percent (5%) processing fee) within ten (10) days of the date Forward receives such funds from Best Buy.

  During the transition period from the signing of this MOU and until G-Form achieves its vendor of record status with Best Buy, G-Form shall be responsible for conducting all the necessary operational and logistics activities to process orders from Best Buy, as well as the coordination and delivery of such products. All products sold under this arrangement with Forward relating to Best Buy shall be accepted only with the agreement of G-Form and shall drop-ship directly from G-Form to Best Buy.  Any payments for any program costs to Best Buy or any other payments required to Best Buy relating to the shipments made under this arrangement will be the sole responsibility of G-Form.

  Provided that Forward has obtained written approval from G-Form for orders shipped to Best Buy, has obtained written approval from G-Form for any returns sought by Best Buy, and has not had any involvement in the physical transfer of G-Form products from G-Form to Best Buy, G-Form agrees to indemnify and hold harmless Forward and its agents from any claims, liabilities or expenses arising from the sale of G-Form products to Best Buy or the return of such defective or unsaleable G-Form products.

  G-Form will use commercially reasonable efforts to provide Best Buy directly with payment for marketing funds or programs that are required to be made in connection with the sale of the G-Form Products to Best Buy under Forward’s vendor of record number in an amount not to exceed that previously represented by Forward to G-Form.  In the event that, despite such efforts, Forward is required to make such payments directly to Best Buy, G-Form shall promptly reimburse Forward for such payments in the amount not to exceed that previously represented by Forward to G-Form.

  Forward shall continue to allow shipments under its Best Buy Vendor number as agreed above until such time as G-Form is able to transition this business or sixty (60) days after the signing of this Memorandum of Understanding, whichever is earlier.

4.      Advanced Royalties

  Subject to agreement by the parties on the final amount owed, within five (5) business days of the signing of this Memorandum of Understanding, G-Form shall return to Forward the net amount of Forward’s previous payment to G-Form of advances against royalties in the amount of five hundred United States dollars (U.S.$500,000), pursuant to the Prior MOU, less amounts applied toward the previously executed Sam’s Club shipment of approximately three hundred thousand United States dollars (U.S.$300,000), and less royalties owed to G-Form for unpaid royalties to date of approximately fifty thousand United States dollars (U.S. $50,000); for an expected net payment to Forward of approximately one hundred thousand United States dollars (U.S.$150,000).  The parties shall use good faith efforts to agree on the final amount of such net payment before any amount becomes payable from G-Form.

5.      Product Development Charges

  Forward acknowledges that it may, by nature of the development discussions it has had with G-Form, have been exposed to or participated in discussions involving inventions or ideas relating to G-Forms background technology – specifically relating to constructing products using molded rate dependent foam or G-Form RPT or RPT composites.  Forward agrees that all potentially joint inventions (whether or not patents are applied for) involving molded rate dependent foam structures or G-Form’s products, that are or were invented through interactions with G-Form at any time prior to the date of termination of this Memorandum or any extensions thereto are the property of G-Form, and Forward agrees to execute, and/or have executed by necessary or appropriate parties, invention assignment documents for such joint inventions confirming G-Form’s ownership in such intellectual property.  Subject to Forward executing any and all documents deemed appropriate by G-Form to confirm G-Form’s ownership of all intellectual property resulting from any joint development activities with which Forward or its employees or representatives may have participated, G-Form shall waive payment for any past product development charges and other fees for which it may believe Forward was responsible,

6.      Confidential Information

  Forward recognizes and acknowledges that Forward may receive certain confidential information and trade secrets concerning the business and affairs of G-Form and/or its officers, executives, and affiliates which may be of great value to G-Form. Forward agrees not to disclose, for the term of this Memorandum of Understanding and a period of four (4) years thereafter, unless required by law or legal order, any such information relating to G-Form, G-Form’ personnel or operations, or any idea, project or other property being considered for use by G-Form or being used by G-Form and/or produced by G-Form, or any of the terms or conditions of this Memorandum (including this Memorandum in its entirety or any documents delivered in accordance herewith), to any third party other than Forward’s legal and financial advisors who need to know such information in order to render services on behalf of Forward, or in any way use such information in any manner which could adversely affect G-Form’ business.

  G-Form recognizes and acknowledges that G-Form may receive certain confidential information and trade secrets concerning the business and affairs of Forward and/or its officers, executives, and affiliates which may be of great value to Forward. Therefore, G-Form agrees not to disclose, for the term of this Memorandum and a period of four (4) years thereafter, unless required by law or legal order, any such information relating to Forward, Forward’s personnel or operations, or any idea, project or other property being considered for use by Forward or being used by Forward and/or produced by Forward, or any of the terms or conditions of this Memorandum (including this Memorandum in its entirety or any documents delivered in accordance herewith), to any third party other than G-Form’s legal and financial advisors who need to know such information in order to render services on behalf of G-Form, or in any way use such information in any manner which could adversely affect Forward’s business.

  Confidential information does not include information or material that: (i) is or becomes generally known or available to the public through no fault of the party receiving the information (“Receiving Party”); (ii) was already known to Receiving Party without restriction, prior to receipt from or on behalf of the party disclosing the information (“Disclosing Party”); (iii) is lawfully disclosed to Receiving Party by a third party who is not known to the Receiving Party to be under any obligation, whether contractual, fiduciary, statutory, or otherwise, of confidentiality to Disclosing Party with respect to such  confidential information; (iv) is at any time developed by Receiving Party independently without use of, or reference to, the confidential information of the other Party; or (v) is required to be disclosed pursuant to the order or requirement of a court, administrative agency or other governmental body with proper jurisdiction; provided, however, that Receiving Party uses diligent efforts to limit such disclosure and notifies Disclosing Party within three (3) days of receipt of such court order or requirement to enable Disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure.

7.      Other

  After execution of this Memorandum of Understanding, the parties shall use commercially reasonable efforts to issue a press release announcing the transaction outlined in this MOU to the marketplace.  No press release or announcement of any kind concerning the existence or terms of this Memorandum of Understanding will be made, released or issued in any medium without the agreement of both parties.

  This Memorandum of Understanding shall be governed by the internal substantive laws of the State of Rhode Island.  G-Form and Forward each hereby consent to the personal jurisdiction of, and confer non-exclusive jurisdiction upon, any state or federal court for or within the State of Rhode Island, over any action, suit, or proceeding arising out of or related to this Agreement, and G-Form and Forward each hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any such action, suit, or proceeding arising out of or related to this Agreement brought in any such court, and hereby each further irrevocably waive any claim that any such action, suit or proceeding in such a court has been brought in an inconvenient forum.

  Parties agree to use commercially reasonable efforts to expeditiously replace this Memorandum of Understanding with a full length purchase and settlement agreement that will include the above points and such other terms and provisions as are generally necessary and appropriate for such an agreement.

  The parties agree that upon execution of this Memorandum of Understanding, the Prior MOU shall be terminated and have no further force and effect.

Accepted by:

FORWARD INDUSTRIES, INC.
By:
Name:
Title:
Date:

G-FORM, LLC
By:
Name:
Title:
Date: